Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228493 on Form S-8 of our report dated March 25, 2019, relating to the financial statements of Eton Pharmaceuticals, Inc., appearing in this Annual Report on Form 10-K of Eton Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
March 25, 2019